Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Worthington Enterprises, Inc. 401(k) Plan for Collectively Bargained Employees

We consent to the incorporation by reference in the Registration Statement (No. 333-126183) filed on Form S-8 of Worthington Enterprises, Inc. and the Worthington Enterprises, Inc. 401(k) Plan for Collectively Bargained Employees (the “Plan”) (formerly known as the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees) of our report dated June 11, 2025 with respect to the financial statements and supplemental schedule of the Plan as of and for the fiscal years ended December 31, 2024 and 2023, which report appears in the Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 2024.

Meaden & Moore, Ltd.

Certified Public Accountants

Cleveland, Ohio

June 11, 2025